EXHIBIT 99.1

WidePoint Appoints Bob George as Chief Financial Officer

Fairfax, VA – March 14, 2022 – WidePoint Corporation (NYSE American: WYY), the innovative technology Managed Solution Provider (MSP) specializing in Identity and Access Management (IAM), Telecommunications and Managed Mobility Services (MMS), Digital Billing & Analytics, and IT as a Service (ITaaS), has appointed Robert “Bob” George as Chief Financial Officer (“CFO”) who will officially take role on April 1, 2022. George replaces Kellie Kim, who previously announced her retirement in November 2021.

George brings more than 30 years of diverse business experiences ranging from entrepreneurial companies to publicly traded multinational corporations. He has extensive tenure in strategic planning, financial forecasting and analysis, all aspects of the merger and acquisition process, financial systems design and implementation, and building and managing successful finance teams and organizations. He most recently served as CFO of Exovera, a SOS International subsidiary. George’s prior experience also includes executive roles at Exelis Incorporated, Computer Sciences Corporation, OAO Technology Solutions Inc., and AppNet Systems Inc. He also has led and successfully completed 32 acquisitions of both public and private companies.

George graduated from the University of Maryland at College Park with a Bachelor of Science in Accounting.

“On behalf of WidePoint, I am delighted to welcome Bob to the executive leadership team,” said Jin Kang, WidePoint’s CEO. “We are confident that Bob’s impressive track record as a finance executive in the technology, software and systems development, government services, aerospace and defense, and global business markets will contribute tremendous value to WidePoint as we execute our long-term growth strategy, deliver strong program performance, and expand through organic and M&A initiatives.  Bob’s extensive M&A and capital market experience is exactly what we need to execute our strategy for growing through acquisitions.”

George stated, “This is a great time to be joining WidePoint especially as interest in our solutions, particularly our cybersecurity and ITaaS offerings, are expanding. I appreciate the confidence of Jin, the executive leadership team and Board of Directors and look forward to working together to chart the brightest future.”

Kang added, “While we are very excited for Bob to join our team, I also want to add a note of gratitude to Kellie Kim, our departing CFO. Kellie delayed her retirement to ensure that WidePoint would have the time needed to find a great successor, and in Bob, we have done that. Thanks to Kellie for her stamina and strategic guidance these past years; we wish her all the best.”

About WidePoint

WidePoint Corporation (NYSE American: WYY) is a leading technology Managed Solution Provider (MSP) dedicated to securing and protecting the mobile workforce and enterprise landscape. WidePoint is recognized for pioneering technology solutions that include Identity and Access Management (IAM), Mobility Managed Services (MMS), Telecom Management, Information Technology as a Service (ITaaS), Cloud Security, and Digital Billing & Analytics. For more information, visit widepoint.com.

WidePoint Investor Relations:

Gateway Group, Inc.

Matt Glover or John Yi

949-574-3860

WYY@gatewayir.com